                               EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)



                          For The Three Months Ended September 30,
                                   1997                   1996
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              24,545      24,545      22,940      22,940
  Shares available under
     options                 1,620       1,781         868         932
  Issuable upon conversion
     of debentures              -           24         -         1,144
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        26,165      26,350      23,808      25,016
                           =======     =======     =======     =======


Net earnings               $18,844     $18,844     $13,896     $13,896
Interest expense, net,
  on debentures                -             4         -           -
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $18,844     $18,848     $13,896     $13,896
                           =======     =======     =======     =======

Per share                  $   .72     $   .72     $   .58     $   .56
                           =======     =======     =======     =======


         All share and per share information has been restated to reflect a 4 for 3 stock split paid on September 24, 1997 to shareholders of record on September 8, 1997.

                               EXHIBIT 11.1

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)

                            For The Six Months Ended September 30,
                                   1997                   1996
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              24,478      24,478      21,740      21,740
  Shares available under
     options                 1,505       1,749         869         923
  Issuable upon conversion
     of debentures              -           24         -         2,322
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        25,983      26,251      22,609      24,985
                           =======     =======     =======     =======


Net earnings               $34,634     $34,634     $26,796     $26,796
Interest expense, net,
  on debentures                -             9         -           143
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $34,634     $34,643     $26,796     $26,939
                           =======     =======     =======     =======

Per share                  $  1.33     $  1.32     $  1.19     $  1.08
                           =======     =======     =======     =======


         All share and per share information has been restated to reflect a 4 for 3 stock split paid on September 24, 1997 to shareholders of record on September 8, 1997.